Exhibit 99.1

CinCor Pharma Announces Pricing of Upsized Public Offering of Common Stock and Pre-Funded Warrants

WALTHAM, Mass., Aug. 11, 2022 (GLOBE NEWSWIRE) — CinCor Pharma, Inc. (“CinCor”) (Nasdaq: CINC), a clinical-stage biopharmaceutical company focused on developing its lead clinical candidate, baxdrostat, for the treatment of hypertension and other cardio-renal diseases, today announced the pricing of its underwritten public offering, which was upsized to an aggregate of 7,500,000 shares of common stock and pre-funded warrants to purchase common stock from the original offering size of 6,000,000 shares and pre-funded warrants. The offering consists of 4,900,000 shares of its common stock, and, to certain investors, pre-funded warrants to purchase 2,600,000 shares of its common stock at an exercise price of $0.00001. The public offering price of each share of common stock is $30.00 and the public offering price of each pre-funded warrant is $29.99999 per underlying share, which represents the per share public offering price for the common stock less the $0.00001 per share exercise price for each such pre-funded warrant. The gross proceeds to CinCor from the offering, before deducting the underwriting discounts and commissions and offering expenses, are expected to be approximately $225.0 million. In addition, CinCor has granted the underwriters a 30-day option to purchase up to an additional 1,125,000 shares of its common stock. All of the securities are being offered by CinCor.

The offering is expected to close on or about August 15, 2022, subject to customary closing conditions.

Goldman Sachs & Co. LLC, Morgan Stanley, Jefferies and Piper Sandler & Co. are acting as joint book-running managers for the offering. LifeSci Capital LLC is acting as lead manager for the offering.

The offering is being made only by means of a prospectus. A copy of the final prospectus may be obtained, when available, on the Securities and Exchange Commission’s (“SEC”) website at http://www.sec.gov or may be obtained by contacting: Goldman Sachs & Co. LLC, Attention: Prospectus Department, 200 West Street, New York, NY 10282, by telephone at (866) 471-2526 or by email at prospectus-ny@ny.email.gs.com; Morgan Stanley & Co. LLC by mail at Morgan Stanley & Co. LLC, Attention: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, by telephone at (866) 718-1649 or by email at prospectus@morganstanley.com; Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by telephone at (877) 821-7388, or by email at Prospectus_Department@Jefferies.com; and Piper Sandler & Co., Attn: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, Minnesota 55402, by telephone at (800) 747-3924 or by email at prospectus@psc.com.

A registration statement on Form S-1 relating to these securities has been filed with, and declared effective by, the SEC. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About CinCor

CinCor, founded in 2018, is a clinical-stage biopharmaceutical company with a mission to bring innovation to the pharmaceutical treatment of cardio-renal diseases. Its lead asset, baxdrostat (CIN-107), a highly selective, oral small molecule inhibitor of aldosterone synthase, is in clinical development for the treatment of hypertension and primary aldosteronism.

About Baxdrostat (CIN-107)

Baxdrostat is a highly selective, oral small molecule inhibitor of aldosterone synthase, the enzyme responsible for the synthesis of aldosterone in the adrenal gland, in development for patient populations with significant unmet medical needs, including treatment-resistant hypertension and primary aldosteronism. Hypertension, which is defined by the American College of Cardiology and the American Heart Association as resting blood pressure above 130/80 mm Hg, is generally acknowledged to be one of the most common preventable risk factors for premature death worldwide. Though often asymptomatic, hypertension significantly increases the risk of heart disease, stroke, and kidney disease, amongst other diseases. It is estimated that as much as 20% of the global population suffers from hypertension, including nearly one-half of the adult population in the U.S., or 116 million hypertensive patients.

Forward-Looking Statements

This press release contains certain forward-looking statements, including, but not limited to, statements with regard to the completion, timing, terms and size of the proposed public offering and CinCor’s expectations with respect to granting the underwriters a 30-day option to purchase additional shares. Words such as “anticipates,” “believes,” “expected,” “proposed,” “intends,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions and no assurance can be given that the proposed securities offering discussed above will be consummated on the terms described or at all. Completion of the proposed securities offering and the terms thereof are subject to numerous factors, many of which are beyond the control of CinCor, including, without limitation, market conditions and the other risk factors described under the caption “Risk Factors” and “Risk Factor Summary” in CinCor’s registration statement on Form S-1 and the prospectus included therein and in CinCor’s Annual Report on Form 10-K for the year ended December 31, 2021 filed with the SEC on March 22, 2022, and other filings and reports that CinCor may file from time to time with the SEC, including its quarterly report on Form 10-Q for the three months ended June 30, 2022, filed with the SEC on August 8, 2022. Other risks and uncertainties of which CinCor is not currently aware may also affect the company’s forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. CinCor undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

Contacts:	Investors:
Terry Coelho	Bob Yedid
CinCor Pharma, Inc.	LifeSci Advisors
EVP, CFO and CBDO	ir@CinCor.com

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